Exhibit 99.1


    The First Bancshares, Inc. Approved for Listing on NASDAQ Capital Market


     HATTIESBURG, Miss.--(BUSINESS WIRE)--May 24, 2006--The First Bancshares, Inc. (OTCBB:FBMS) today announced that its common stock has been approved for listing on the NASDAQ Capital Market. The First Bancshares, Inc. will commence trading on the NASDAQ Capital Market under the same symbol "FBMS," effective at market opening on May 26, 2006.
     David Johnson, Chairman and Chief Executive Officer, commented, "We are extremely pleased that our listing application has been approved as we approach our ten year anniversary. Our growth and progression as a publicly-traded company continues as we move from the OTCBB to the NASDAQ Capital Market. Trading on NASDAQ should help expand our shareholder base and increase the liquidity of the stock."

     The First Bancshares, Inc. - the parent company of The First, A National Banking Association - has assets of $311 million. Founded in 1996, The First operates 8 offices with locations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula and Bay St. Louis, Mississippi.

     Investors can access additional information or on-line banking and bill pay services at www.thefirstbank.com.


    CONTACT: The First Bancshares Inc., Hattiesburg
             David Johnson or Dee Dee Lowery, 601-268-8998